SUB-ITEM 77C

Submission of matters to a vote of security holders

Special meeting of the shareholders of the funds were held on June 16, 2010, and June 30, 2010, to vote on the following proposals. The proposals received the required number of votes of American Century Capital
Portfolios, Inc. or the applicable fund, and were adopted. A summary of voting results is listed below the proposals.

Proposal: To elect one Director to the Board of Directors of the Issuer.
   John R. Whitten

Affirmative:  8,909,100,601.79
Withhold:   464,054,212.96
Abstain   0
Broker non-votes 0

Previously elected Directors whose term of office continued after the meeting include: Thomas A. Brown, Andrea C. Hall, James A. Olsen,
Donald H. Pratt, M. Jeannine Strandjord and Jonathan S. Thomas.

Proposal: To approve an amendment to the Articles of Incorporation to limit certain director liability to the extent permitted by Maryland law.

Affirmative    7,171,505,353.68
Against   434,482,699.57
Abstain   468,352,740.88
Broker non-votes 1,298,814,020.62

Proposal: To approve a management agreement with American
Century Investment Management, Inc.

   Equity Income Fund Equity Income Fund - Institutional Class
Affirmative  2,743,244,733.48 496,537,035.14
Against   53,936,103.10  1,495,727.79
Abstain   140,175,807.34  2,067,986.47
Broker non-votes 788,737,444.49  56,169,528.70

  Equity Index Fund Equity Index Fund - Equity Index Fund -
     Investor Class  Institutional Class

Affirmative     313,246,871.23 121,942,461.17  191,913,713.58
Against             2,262,155.65 2,172,018.65  0
Abstain          3,376,317.25 2,857,150.73  0
Broker non-votes    14,451,856.66 14,451,856.66  0

   Large Company   Large Company Value Fund -
   Value Fund  Institutional Class
Affirmative  678,985,494.59  126,610,337.29
Against   7,344,655.30  898,086.90
Abstain   12,256,408.51  315,312.39
Broker non-votes 101,612,619.33  17,391,553.97

   Mid Cap Value Fund Mid Cap Value Fund - Institutional Class
Affirmative  326,212,221.55  34,327,102.65
Against   5,269,356.60  27,803.99
Abstain   8,487,827.62  298,999.20
Broker non-votes  85,816,071.06  8,442,681.24

   NT Large Company Value Fund - Institutional Class
Affirmative  299,533,170.93
Against   1,270,058.44
Abstain   2,747,097.83
Broker non-votes    0

   NT Mid Cap Value Fund - Institutional Class
Affirmative  134,824,277.00
Against   92,993.90
Abstain   798,533.10
Broker non-votes    0

   Real Estate Fund Real Estate Fund - Institutional Class
Affirmative  371,289,598.66  98,232,018.30
Against   6,062,536.91  3,590,736.49
Abstain   10,928,352.67  8,824,170.39
Broker non-votes 67,639,103.10  4,048,258.76

   Small Cap Value Fund Small Cap Value Fund - Institutional Class
Affirmative  728,192,514.11  367,608,458.38
Against   9,189,064.31  2,009,709.85
Abstain   20,366,071.77  1,701,815.10
Broker non-votes 74,326,671.91  10,545,455.18

   Value Fund   Value Fund - Institutional Class
Affirmative  915,790,231.93  200,216,854.79
Against   16,489,908.35  353,699.78
Abstain   53,485,279.64  79,039.55
Broker non-votes 68,565,644.98  1,047,814.21